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                                  UNITED STATES
                        SECURITIES AND EXCHANGE COMISSION
                              WASHINGTON, DC 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

                                    Commission File Number
                                                           ---------------------

(Check One):  [] Form 10-K  [] Form 20-F  [] Form 11-K
             [X] Form 10-Q  [] Form N-SAR [] Form N-CSR

For period ended September 30th, 2003
                 --------------------

[  ]  Transition Report on Form 10-K and Form 10-KSB
[  ]  Transition Report on Form 20-F
[  ]  Transition Report on From 11-K
[  ]  Transition Report on Form 10-Q and Form 10-QSB
[  ]  Transition Report on From N-SAR

For the transition period ended

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:
                                              ----------------------------------

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                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant VERITEC, INC.
                        -------------

Former name if applicable
                           -----------------------------------------------------

Address of principal executive office (Street and number) 2445 Winnetka Ave. N.
                                                          ----------------------
                              City, State, and Zip Code Golden Valley, MN  55427
                                                        ------------------------


                                     PART II
                             RULE 12b-25(b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)


     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;


     (b) [X] The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on From 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

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     (c)  The accountant's statement or other exhibit required by Rule 12b-25(c)
          has been attached if applicable.


                                    PART III
                                    NARRATIVE

     Veritec, Inc. has recently obtained a new public auditing firm, Lurie Besikof Lapidus & Company, LLP. Additional time is necessary for the audit firm to complete their review.


                                     PART IV
                                OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification.

          Van T. Tran                          (763)              253-2679
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                  (Name)                    (Area Code)       (Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) or the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                                  [X] Yes [ ] No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                  [ ] Yes [X] No




                                  Veritec, Inc.
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                  (Name of Registrant as Specified in Charter)



Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date November 14th, 2003  By
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                             Van Thuy Tran
                             Chief Executive Officer and Chief Financial Officer